UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 11, 2012

Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2012, the Board of Directors (the “Board”) of Summer Infant, Inc. (the “Company”) appointed Mr. Paul Francese as the Company’s Chief Financial Officer.  Mr. Francese replaces Mr. Edmund Schwartz, the Company’s former Interim Chief Financial Officer.  Mr. Schwartz will continue with the Company in a consulting capacity until at least the end of 2012.

Mr. Francese, 56, has been the Chief Financial Officer of OCI Enterprises Inc., a soda ash, hydrogen peroxide and sodium percarbonate producer and solar energy developer, since December 2004.  Prior to joining OCI Enterprises, Mr. Francese served as Chief Financial Officer of Cannondale Bicycle Corp, a designer and manufacturer of high-end bicycles and consumer sporting goods accessories.  Since 1989, Mr. Francese has served in various financial positions of increasing responsibility in a broad range of companies with responsibility for finance, accounting and treasury activities, Sarbanes-Oxley compliance, and financial reporting.  Mr. Francese holds a B.A. from Rutgers University and a M.B.A. from the University of New Haven.

Under the terms of the offer letter between the Company and Mr. Francese, Mr. Francese will receive an annual base salary of $260,000, and will participate in the Company’s standard employee benefit plans and programs.  Mr. Francese is eligible to participate in the Company’s short-term incentive bonus program with a target equal to 30% of his base salary based on Company and personal performance.  In addition, as an inducement to Mr. Francese accepting employment with the Company, the Compensation Committee of the Board granted Mr. Francese a stock option to purchase 40,000 shares of Company common stock, vesting 25% each year beginning on the first anniversary of the date of grant, and an award of 20,000 shares of restricted stock, vesting 25% each year beginning on the first anniversary of the date of grant.

Under the terms of his offer letter, the Company and Mr. Francese will also enter into a Change of Control Agreement in the form attached to the offer letter.  Under the Change of Control Agreement, Mr. Francese is entitled to certain payments and benefits if (1) there is a change of control and (2) within twelve months thereafter his employment is terminated, other than for cause or due to the death or disability or by Mr. Francese for good reason.  If these events occur, Mr. Francese is entitled to (a) a lump sum cash payment equal to the sum of (i) 100% of his then current annual base salary and (ii) the average of his annual base bonuses from the Company for two fiscal years preceding the fiscal year in which the termination occurs, and (b) for a period of one year, except where comparable benefits are available from a subsequent employer, Mr. Francese and his covered dependents, if any, shall be entitled to all benefits under the Company’s welfare benefit plans, as if he were still employed during such period, at the same level of benefits and at the same dollar cost as is in effect at the time of termination.  The Change of Control Agreement also contains non-competition and similar covenants that remain in effect for a period of twelve months following the termination upon a change of control.

The foregoing summary of the offer letter does not purport to be complete and is qualified in its entirety by reference to the offer letter and Change of Control Agreement, which are filed herewith as Exhibit 10.1.

There are no other arrangements or understandings pursuant to which Mr. Francese was selected as the Company’s Chief Financial Officer.  There are no family relationships among any of the Company’s directors, executive officers, and Mr. Francese, and there are no related party transactions between the Company and Mr. Francese reportable under Item 404(a) of Regulation S-K.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Offer Letter and Change of Control Agreement between Summer Infant, Inc. and Paul Francese.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: September 13, 2012	By:	/s/ Jason Macari
Jason Macari
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Offer Letter and Change of Control Agreement between Summer Infant, Inc. and Paul Francese.